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                                                              EXHIBIT (c)(2)


                        INVESTMENT MANAGEMENT AGREEMENT
                        -------------------------------

                         The Southern Africa Fund, Inc.
                          1345 Avenue Of The Americas
                            New York, New York 10105

                                  February 25, 1994
                                  (as amended April 30, 1998)


Alliance Capital Management L.P.
1345 Avenue of the Americas
New York, New York 10105

Dear Sirs:

          The undersigned herewith confirm our agreement with you as follows:

          1. The Southern Africa Fund, Inc. (the "Fund") is a closed-end, non-diversified management investment company registered under the Investment Company Act of 1940 (the "Act"). The Fund is engaged in the business of investing and reinvesting its assets in securities of the type and in accordance with the limitations specified in our respective governing documents, the registration statement filed by the Fund with the Securities and Exchange Commission under the Securities Act of 1933 and the Act, and any representations made in the Fund's prospectus, all in such manner and to such extent as we may from time to time duly authorize. The Fund encloses a copy of its governing documents and the other documents referred to above and will from time to time furnish you with any amendments thereof.
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          2.   (a)  The Fund hereby employs you to manage the investment and reinvestment of its assets (the "portfolio assets") and, without limiting the generality of the foregoing, to provide management and other services specified below.
          (b) You will make decisions with respect to all purchases and sales of the portfolio assets. To carry out such decisions, you are hereby authorized, as the Fund's agent and attorney-in-fact, for its account and at its risk and in its name, to place orders for the investment and reinvestment of the portfolio assets. In all purchases, sales and other transactions in the portfolio assets you are authorized to exercise full discretion and act for the Fund in the same manner and with the same force and effect as the Fund might or could do with respect to such purchases, sales or other transactions, as well as with respect to all other things necessary or incidental to the furtherance or conduct of such purchases, sales or other transactions. You are permitted to utilize the services of sub-advisers with respect to the management of the portfolio assets subject to your obtaining the Fund's prior written approval before entering into any such sub-advisory agreement.

          (c) You will report to the Fund's Board of Directors at each meeting thereof all changes in the

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portfolio assets since the prior report, and will also keep the Fund in touch with important developments affecting the portfolio assets and on your own initiative will furnish the Fund from time to time with such information as you may believe appropriate for this purpose, whether concerning the individual issuers whose securities are included in the Fund's portfolio, the industries in which they engage, or the conditions prevailing in the economy generally. You will also furnish the Fund with such statistical and analytical information with respect to the portfolio assets as you may believe appropriate or as the Fund reasonably may request. In making such purchases and sales of portfolio assets, you will bear in mind the policies set from time to time by the Fund's Board of Directors as well as the limitations imposed by the Fund's Articles of Incorporation and in the Fund's Registration Statement under the Act and the Securities Act of 1933, the limitations in the Act and of the Internal Revenue Code of 1986 in respect of regulated investment companies.

          (d) It is understood that you will from time to time employ or associate with yourselves such persons as you believe to be particularly fitted to assist you in the execution of your duties hereunder, the cost of performance of such duties to be borne and paid by you; provided, that

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the Fund may agree to engage and pay sub-advisers or other consultants in accordance with the requirements of the 1940 Act, including the engagement of Sanlam Asset Management (Gibraltar) Limited. No obligation may be incurred on the Fund's behalf in any such respect. During the continuance of this agreement at the Fund's request you will provide the Fund persons satisfactory to the Fund's Board of Directors to serve as the Fund's officers. Such personnel may be employees of you or your affiliates. Nothing contained herein shall be construed to restrict the Fund's right to hire its own employees or to contract for services to be performed by third parties. Furthermore, you or your affiliates (other than us) shall furnish us without charge with such management supervision and assistance and such office facilities as you may believe appropriate or as we may reasonably request subject to the requirements of any regulatory authority to which you may be subject.

          3. The Fund hereby confirms that, subject to the foregoing, the Fund shall be responsible and hereby assumes the obligation for payment of all the Fund's other expenses, including: (a) payment of the fee payable to you under paragraph 5 hereof; (b) brokerage and commission expenses; (c) federal, state, local and foreign taxes, including issue and transfer taxes, incurred by or levied on us;

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(d) interest charges on borrowings; (e) the Fund's organizational and offering expenses, whether or not advanced by you; (f) fees and expenses of registering the Fund's shares under the appropriate federal securities laws and of qualifying the Fund's shares under applicable state securities laws; (g) fees and expenses of listing and maintaining the listing of the Fund's shares on any national securities exchange; (h) expenses of printing and distributing reports to shareholders; (i) costs of proxy solicitation; (j) fees, charges and expenses of the Fund's administrator, custodians, subcustodians, nominees and registrar, transfer and dividend disbursing agents; (k) fees of Sanlam Asset Management (Gibraltar) Limited in its capacity as sub-adviser; (l) compensation of the Fund's officers, directors and employees who do not devote any part of their time to your affairs, the affairs of your affiliates, the affairs of the sub-advisers or the affairs of their respective affiliates, other than the Fund; (m) legal and auditing expenses; (n) the cost of stock certificates representing shares of the Fund's common stock; and (o) costs of stationery and supplies.

          4. The Fund shall expect of you, and you will give the Fund the benefit of, your best judgment and efforts in rendering these services to the Fund, and the Fund agrees

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as an inducement to your undertaking these services that you shall not be liable hereunder for any mistake of judgment or in any event whatsoever, except for lack of good faith, provided that nothing herein shall be deemed to protect, or purport to protect, you against any liability to the Fund or to the Fund's security holders to which you would otherwise be subject by reason of willful misfeasance, bad faith or gross negligence in the performance of your duties hereunder, or by reason of your reckless disregard of your obligations and duties hereunder.

          5. In consideration of the foregoing you shall receive a quarterly fee at an annualized rate of .90% of the Fund's average weekly net assets for periods prior to the date on which this agreement as amended becomes effective, and for periods thereafter, at an annualized rate of either (i) .81% of the Fund's average weekly net assets if 90% or less of the Fund's average weekly net assets are invested in securities of Republic of South Africa issuers within the meaning of the Fund's prospectuses dated February 25, 1994 ("South African issuers") or (ii) the sum of (a) .80% of the Fund's average weekly net assets and (b) .10% of the Fund's average weekly net assets not invested in securities of

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South African issuers if greater than 90% of the Fund's average weekly net assets are invested in securities of South African issuers. For purposes of the calculation of such fee, average weekly net assets shall be determined on the basis of the Fund's average net assets for each weekly period (ending on Friday) ending during the quarter. The net assets for each weekly period are determined by averaging the net assets on the Friday of such weekly period with the net assets on the Friday of the immediately preceding weekly period. When a Friday is not a business day for the Fund, then the calculation will be based on our net assets on the business day immediately preceding such Friday. Such fee shall be payable in arrears on the last day of each calendar quarter for services performed hereunder during such quarter. If this Agreement or an amendment thereto with respect to the calculation of the fee payable to you hereunder becomes effective after the beginning of a quarter, or this agreement terminates prior to the end of a quarter, the fee for the quarter at the proper rate in effect for any relevant portions thereof shall be prorated according to the proportion which such portions of the quarter bear to the full quarter.

          6. This agreement shall continue in effect until January 31, 1999 and thereafter for successive twelve-month periods (computed from each February
1) provided that such continuance is specifically approved at least annually by

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the Fund's Board of Directors or by majority vote of the holders of the Fund's outstanding voting securities (as defined in the Act), and, in either case, by a majority of the Fund's Board of Directors who are not interested persons, as defined in the Act, of any party to this agreement (other than as Directors of the Fund) provided further, however, that if the continuation of this agreement is not approved, you may continue to render the services described herein in the manner and to the extent permitted by the Act and the rules and regulations thereunder. Upon the effectiveness of this agreement, it shall supersede all previous agreements between us covering the subject matter hereof. This agreement may be terminated at any time, without the payment of any penalty by vote of a majority of the Fund's outstanding voting securities (as so defined), or by a vote of a majority of the Fund's entire Board of Directors on sixty days' written notice to you, or by you on sixty days' written notice to the Fund.

          7. This agreement may not be transferred, assigned, sold or in any manner hypothecated or pledged by you and this agreement shall terminate automatically in the event of any such transfer, assignment, sale, hypothecation or pledge by you. The term "transfer", "assignment" and "sale" as used in this paragraph shall have the meanings

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ascribed hereto by governing law and any interpretation thereof contained in rules or regulations promulgated by the Securities and Exchange Commission thereunder.

          8. You are, and at all times during the term of this agreement shall be, duly registered as an investment adviser under the Investment Advisers Act of 1940 (the "Advisers Act") and not prohibited by the Advisers Act or the Act or the rules and regulations under the Advisers Act or the Act, from acting for the Fund as contemplated by the Fund's prospectus and this agreement.

          9. (a) Except to the extent necessary to perform your obligations hereunder, nothing herein shall be deemed to limit or restrict your right, or the right of any of your employees, or any of the officers or directors of Alliance Capital Management Corporation, your general partner, who may also be a director, officer or employee of ours, or persons otherwise affiliated with us (within the meaning of the Act) to engage in any other business or to devote time and attention to the management or other aspects of any other business, whether of a similar or dissimilar nature, or to render service of any kind to any other trust, corporation, firm individual or association.

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          (b) You will notify us of any change in the general partner of your partnership within a reasonable time after such change.

          10. You may from time to time make available without charge to us for our use such marks or symbols owned by you as you may consider appropriate. Any such marks or symbols so made available will remain your property and you shall have the right, upon notice in writing, to require us to cease the use of such mark or symbol at any time.

          11. This Agreement shall be construed in accordance with the laws of the State of New York, provided, however, that nothing herein shall be construed as being inconsistent with the Act.

          If the foregoing is in accordance with your understanding, will you kindly so indicate by signing and returning to the Fund the enclosed copy hereof.

                              Very truly yours,
                              THE SOUTHERN AFRICA FUND, INC.


                              By __________________________
                                Name:
                                Title:


Agreed to and accepted
as of the date first set forth above.

ALLIANCE CAPITAL MANAGEMENT L.P.

By ALLIANCE CAPITAL MANAGEMENT
 CORPORATION,
 its General Partner

     /s/ John D. Carifa
 By_______________________________
  Name: John D. Carifa
  Title: President and
         Chief Operating Officer

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     The Fund and Alliance Capital Management L.P. hereby agree to the amendment of this agreement as set forth above effective as of April 30, 1998.


                              THE SOUTHERN AFRICA FUND, INC.

                                  /s/ Edmund P. Bergan, Jr.
                              By_______________________________
                                Name:  Edmund P. Bergan, Jr.
                                Title: Secretary


ALLIANCE CAPITAL MANAGEMENT L.P.

By ALLIANCE CAPITAL MANAGEMENT
 CORPORATION,
 its General Partner

    /s/ John D. Carifa
 By_______________________________
  Name:  John D. Carifa
  Title: President and
         Chief Operating Officer

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        The Fund and Alliance Capital Management L.P. hereby agree to the amendment of this agreement as set forth above effective as of April 30, 1998.


                                           THE SOUTHERN AFRICA FUND, INC.


                                            By  /s/ Edmund P. Bergan, Jr.
                                               ---------------------------------
                                                Name:   Edmund P. Bergan, Jr.
                                                Title:  Secretary



ALLIANCE CAPITAL MANAGEMENT L.P.

BY ALLIANCE CAPITAL MANAGEMENT
   CORPORATION,
   its General Partner


   By /s/ John D. Carifa
     -------------------------------
     Name:   John D. Carifa
     Title:  President and
             Chief Operating Officer